    As filed with the Securities and Exchange Commission on January 16, 1996
                                                                Registration No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ____________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ____________________

                           HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                              ____________________

           DELAWARE                                      95-2841597
(State or other jurisdiction of          (I.R.S. employer identification number)
incorporation or organization)

                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (214) 753-6900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                        ________________________________

                               GREGORY S. PORTER
                             VICE PRESIDENT - LEGAL
                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (214) 753-6900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        ________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                        ________________________________

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]__________________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

       If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                           Proposed Maximum          Proposed Maximum
      Title of each Class of          Amount to be        Offering Price Per        Aggregate Offering          Amount of
    Securities to be Registered        Registered              Unit(1)                   Price(1)            Registration Fee
------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01         2,500,000              $1.6875                  $4,218,750              $1,454.74
  per share
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on January 10, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

PROSPECTUS

                                2,500,000 Shares

                           HARKEN ENERGY CORPORATION

                                  Common Stock
                              ____________________

    The 2,500,000 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Harken Energy Corporation, a Delaware corporation ("Harken" or the "Company"), offered hereby are being offered by the
stockholders of the Company named herein (the "Selling Stockholder").    The
Company will not receive any of the proceeds from the sale of the Shares, but the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $25,000), and of any offering and sale hereunder not including certain expenses
such as commissions and discounts of underwriters, dealers or agents.   See
"Selling Stockholder" and "Use of Proceeds."

    The Common Stock is traded on the American Stock Exchange, under the symbol
"HEC."  On January     , 1996, the closing sales price of the Common Stock as
reported on the American Stock Exchange was $         per share.

    The Shares may be offered and sold from time to time by the Selling Stockholder directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the American Stock Exchange or any other national securities exchange on which the Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at such prices as may be obtainable. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales. See "Plan of Distribution."

    To the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company.

    PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 PRIOR TO AN INVESTMENT IN THE SHARES OFFERED HEREBY.
                              ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

               The date of this Prospectus is January    , 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the American Stock Exchange. Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


                              TABLE OF CONTENTS

                                                                    Page
                                                                    ----
Available Information . . . . . . . . . . . . . . . . . . . . . .      2
Incorporation of Certain Documents by Reference . . . . . . . . .      3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .      4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .      8
Selling Stockholder . . . . . . . . . . . . . . . . . . . . . . .      9
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .     10
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . .     11
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;
    (2) The Company's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1995;
    (3) The Company's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1995;
    (4) The Company's Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 1995;
    (5) The Company's Proxy Statement for the Annual Meeting of Stockholders of Harken held on June 16, 1995;
    (6) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description;
    (7) The Company's Current Report on Form 8-K dated November 4, 1994, as amended by the Company's Current Report on Form 8-K/A filed on January 3, 1995;
    (8)    The Company's Current Report on Form 8-K dated April 27, 1995;
    (9)    The Company's Current Report on Form 8-K dated May 16, 1995;
    (10) The Company's Current Report on Form 8-K dated June 2, 1995, as amended by the Company's Current Report on Form 8-K/A filed on August 3, 1995;
    (11) The Company's Current Report on Form 8-K dated October 5, 1995, as amended by the Company's Current Report on Form 8-K/A filed on December 1, 1995;
    (12)   The Company's Current Report on Form 8-K dated October 12, 1995;
    (13)   The Company's Current Report on Form 8-K dated December 15, 1995;
           and
    (14)   The Company's Current Report on Form 8-K dated December 21, 1995.

    All documents filed by Harken pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will furnish without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Gregory S. Porter, Harken Energy Corporation, 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 (Telephone: (214) 753-6900).

                                  THE COMPANY

    Harken is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various wholly-owned subsidiaries and joint venture investments. Harken's domestic operations include oil and gas exploration and production operations in the Aneth Field and Blanding Sub-Basin portions of the Paradox Basin in Utah, Arizona and New Mexico, in the Western Paradox Basin in Utah, and the on-shore Gulf Coast of Texas and the Texas Panhandle. Harken's international operations include four exclusive Colombian Association Contracts between Harken's wholly-owned subsidiary, Harken de Colombia, Ltd., and Empresa Colombiana de Petroleos ("Ecopetrol"). Harken's international operations currently consist solely of exploration activities, however, management is continuing to pursue international opportunities in all areas of Harken's operations.

    Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 and its telephone number is (214) 753-6900.

                                  RISK FACTORS

         Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors.

LOSSES FROM CONTINUING OPERATIONS

         Harken reported losses from continuing operations for the fiscal years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, in the amounts of $1,797,000, $8,211,000 and $579,000, respectively. There can be no assurance that Harken will not continue to report losses.

EFFECT OF SALES OF COMMON STOCK ON MARKET PRICE

         As of January 10, 1996, there were 74,472,936 shares of Common Stock outstanding. Harken has previously registered with the Commission an aggregate of 6,246,308 shares of Common Stock for resale by certain stockholders of the Company, in addition to the 2,500,000 shares of Common Stock registered for resale pursuant to the Registration Statement of which this Prospectus forms a part. In addition, Harken has reserved a significant number of shares of Common Stock for future issuance as described below. There can be no assurance that the sale of the 6,246,308 shares of Common Stock previously registered for resale or the issuance of the shares of Common Stock which have been reserved for future issuance will not have a material adverse effect on the then prevailing market price of the Common Stock.

         Pursuant to a Purchase and Sale Agreement (the "Momentum Agreement") by and among Harken, Harken Exploration Company, a wholly owned subsidiary of the Company ("Exploration"), and Momentum Operating Co., Inc. ("Momentum"), among other consideration, Exploration issued a promissory note (the "Note") to Momentum in the principal amount of $13,000,000, which principal amount is subject to adjustment as described below under "--Momentum Promissory Note." Exploration and the Company have the right to convert all amounts due at each maturity date of the Note into shares of Common Stock of the Company. The number of shares of Common Stock to be issued at maturity will be based upon the average market price of the Common Stock determined during a defined trading period prior to each maturity date. As a result, the number of shares of Common Stock which the Company may elect to issue to Momentum can not presently be determined. However, if the Company elects to convert the amounts due under the Note into shares of Common Stock, the number of shares of Common Stock to be issued to Momentum could result in significant dilution to the stockholders of the Company.

         Pursuant to the terms of an Agreement and Plan of Merger among Harken, Search Exploration, Inc. ("Search") and a wholly-owned subsidiary of Harken (the "Search Acquisition"), Harken may be required to issue up to approximately
8.8 million shares of Common Stock, in addition to the approximately 2.2 million shares of Common Stock that were issued upon the consummation of the Search Acquisition in May 1995. Of the approximately 8.8 million shares of Common Stock which may be required to be issued in connection with the Search Acquisition, (i) approximately 730,000 shares of Common Stock may be issued upon the exercise of certain warrants issued by

Harken, and (ii) up to 8.1 million shares of Common Stock may be issued on or about September 30, 1996, to the holders of record at the effective time of the merger of certain securities of Search and overriding royalty interests in certain properties held by Search, based in part upon the increase that may subsequently be realized in the value of a group of undeveloped leases and properties of Search.

         Harken has reserved additional shares of Common Stock for issuance as follows: (i) Harken has $12,550,000 in principal amount of 8% Senior Convertible Notes outstanding which are presently convertible by the holders thereof into 8,366,673 shares of Common Stock; (ii) 2,306,000 shares of Common Stock have been reserved for issuance upon exercise of outstanding warrants, in addition to the warrants issued pursuant to the Search Acquisition; and (iii) 3,960,915 shares of Common Stock have been reserved for issuance upon exercise of outstanding stock options.

MOMENTUM PROMISSORY NOTE

         As described above, pursuant to the Momentum Agreement, Exploration issued to Momentum the Note in the principal amount of $13,000,000. The Note matures and becomes payable in two stages. On _______________, 1996 [270 days from the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Commission")], $8,000,000 in principal amount of the Note, subject to adjustment as described below, will mature, and become payable ("Maturity I"). The remaining $5,000,000 in principal amount of the Note, subject to adjustment as described below, will mature and become payable ("Maturity II") on July 15, 1997; provided, however, that if the amount due at Maturity I is paid in shares of Common Stock, such principal amount will mature and become payable on the earlier of (i) the expiration of 270 days following the date upon which the Commission declares effective a registration statement covering the resale of the shares of Common Stock issued to Momentum at Maturity I or (ii) November 15, 1997.

         The principal amount due at Maturity I is subject, among other adjustments, to adjustment as follows: (i) the principal amount will be adjusted by an amount equal to the difference between (x) the amount realized by Momentum or which could have been realized by Momentum upon the sale of 2,500,000 shares of Common Stock issued to Momentum upon consummation of the Momentum Agreement and (y) $2.00 per share multiplied by the number of such shares of Common Stock sold by Momentum between December 21, 1995 and Maturity I; and (ii) the principal amount will be increased by a factor calculated at 10% per annum from December 20, 1995 on the weighted average daily differences between $5,000,000 and the aggregate proceeds received by Momentum upon the sale of the 2,500,000 shares of Common Stock offered hereby, which were issued to Momentum at the closing of the Momentum Agreement.

          The principal amount due at Maturity II is subject to adjustment as follows: (i) the principal amount will be adjusted by an amount equal to the difference between (x) the amount realized by Momentum or which could have been realized by Momentum upon the sale of the shares of Common Stock issued to Momentum at Maturity I and (y) average trading price of the Common Stock during the period between December 21, 1995 and _____________, 1996 multiplied by the number of shares of Common Stock sold by Momentum between Maturity I and Maturity II; and (ii) the principal amount will be increased by a factor calculated at 10% per annum from Maturity I of the weighted average daily difference between $8,000,000 and the aggregate proceeds received by Momentum upon the sale of the shares of Common Stock issued to Momentum at Maturity I.

         The Company does not currently have sufficient cash reserves to repay the Note, and the Company does not anticipate that the Company's cash flow from operations will be sufficient to repay the Note. If the Company does not elect to convert the amounts due under the Note into shares of Common Stock, the Company anticipates that it will be required to seek additional sources of financing in order to repay the Note. There can be no assurance that such financing will be available to the Company. In addition, the Company does not currently have a sufficient number of authorized but unissued shares of Common Stock available to allow the Company to convert the amount due at Maturity I into shares of Common Stock. An amendment to the Company's Certificate of Incorporation would be required to increase the number of authorized shares of Common Stock, which would require approval of the Company's stockholders.
There can be no assurance that such approval can be secured. Upon a default in payment of the Note, Momentum is entitled to assume operation of the properties acquired by Exploration under the Momentum Agreement, and to receive a substantial portion of the proceeds therefrom until the Note is repaid.

VOLATILITY OF HARKEN COMMON STOCK TRADING PRICE

         The daily closing prices of the Common Stock as reported by the American Stock Exchange has fluctuated significantly over the past 12 months, ranging from a high of $2 1/2 per share to a low of $1 3/8 per share. Management believes that the price fluctuations and trading activity in the Common Stock during the past 12 months are attributable to a number of factors, including Harken's international exploration activities. There can be no assurance that future announcements regarding Harken's international exploration efforts will not have a substantial adverse effect on the then prevailing market price of the Common Stock.

CONTINGENT LIABILITIES OF HARKEN

         Harken has certain contingent liabilities that could have a material adverse affect on its financial condition if Harken were required to satisfy these liabilities, including the following:

         Harken Southwest Corporation ("HSW") owns an interest in the Aneth Gas Plant. The Aneth Gas Plant facility was in operation for many years prior to HSW becoming an owner. The operations at the Aneth Gas Plant previously used open, unlined drip pits for storage of various waste products. The current plant owners have replaced all of the open ground pits currently being used with steel tanks. The plant owners are currently in the process of closing the open ground pits.

         Texaco, the plant's operator, received a letter from the Environmental Protection Agency ("EPA") dated July 21, 1991 and a subsequent letter dated June 8, 1992, in which the EPA requested certain information in order to determine if hazardous substances had been released into the environment at the Aneth Gas Plant. Texaco has advised HSW that certain information was supplied to the EPA pursuant to this request. Subsequently, core samples in and around certain pit areas were jointly taken by the EPA and Texaco. The EPA has responded to the initial sampling of the drip pits, and Texaco is now completing a Phase II environmental investigation to provide further test results in response to evaluation procedures required by the EPA related to the drip pits.

         The prior owner of the Aneth Gas Plant facility has agreed to accept financial responsibility for a portion of this remediation work. Texaco and the other current plant owners, including HSW, are presently negotiating a formal agreement with the prior owner to allocate the costs of the remediation work. At this time, however, it is impossible for HSW to estimate the costs of the cleanup at the Aneth Gas Plant facility or the amount of indemnification the prior owner will provide to the present owners, including HSW, for the costs of the remediation work.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

         Harken has ten million shares of preferred stock available for issuance. The Board of Directors is authorized to issue such preferred stock in one or more series and to set the designations, preferences, powers and relative rights and restrictions thereof without further approval by the stockholders of the Company. Presently, Harken has four series of preferred stock authorized, but no shares of preferred stock are currently outstanding. Such shares of preferred stock, if issued, would have certain preferences over the shares of Common Stock with respect to the payment of dividends and upon liquidation, dissolution, winding-up and in certain instances, voting. The Board of Directors of Harken also may authorize additional series of preferred stock in the future that have similar or additional preferences over the shares of Common Stock.

RISKS RELATED TO INTERNATIONAL OPERATIONS

         Harken presently conducts international operations and anticipates that it will conduct significant international operations in the future. Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as certain of Harken's operations are governed by foreign laws, in the event of a dispute, Harken may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Harken may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

         Harken anticipates that full development of reserves in the Alcaravan and Playero contract areas of the Llanos Basin and the Bocachico and Cambulos contract areas of the Middle Magdalena Basin of Colombia may take several years and may require extensive production facilities which could require significant additional capital expenditures. The ultimate amount of such expenditures cannot be presently predicted. Harken anticipates that amounts required to fund international activities, including those in Colombia, will be funded from existing cash balances, asset sales, stock issuances, production payments, operating cash flows and potentially from industry partners; however, there can be no assurances that Harken will have adequate funds available to it to fund its international activities without participation from industry partners or that industry partners can be obtained to fund such international activities.

INDUSTRY RISKS

         Oil and Gas Price Volatility. The revenues generated by Harken are highly dependent upon the prices of crude oil and natural gas. Fluctuations in the energy market make it difficult to estimate future prices of oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes (if any) on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries, and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a dramatic impact upon crude oil and natural gas prices. Many of these factors are beyond the control of Harken.

         Business Risks. Harken must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's oil and gas assets, properties and revenues derived therefrom will decline over time. To the extent Harken engages in drilling activities, such activities carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of Harken's natural gas reserves to pipelines, the capacity of such pipelines, fluctuation in seasonal demand, the effects of inclement weather, and government regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area.

         Operating Hazards and Uninsured Risks. The operations of Harken are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, Harken is not fully insured against these risks, either because insurance is not available or because Harken has elected to self-insure due to high premium costs. The occurrence of a significant event not fully insured against could have a material adverse effect on Harken's financial condition.

         Environmental Regulation. Harken's domestic activities are subject to various Navajo, federal, state, and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's oil and gas exploration, development, production, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such domestic and foreign laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning Harken's oil and gas wells and other facilities.

         Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

         Competition. The oil and gas industry is competitive in all its phases. Competition is particularly intense respecting the acquisition of desirable producing properties and the sale of oil and natural gas production. Harken's competitors in oil and gas exploration, development and production include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken, and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken will permit.

         Extensive Regulation. The production of oil and gas is subject to extensive Navajo, federal and state laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such laws, rules and regulations are subject to change. Any such change in any law, rule or regulation could have the effect of increasing the Company's cost of exploration or production or may limit the Company's revenues by regulating the level of oil and gas production, either of which could have a material adverse effect on the financial condition of the Company.

                                USE OF PROCEEDS

         Harken will not receive any part of the proceeds from the sale of Shares by the Selling Stockholder.

                              SELLING STOCKHOLDER

         This Prospectus covers the offer and sale of the Shares by the Selling Stockholder. Set forth below is the name of the Selling Stockholder, the nature of any position, office or other material relationship that the Selling Stockholder has had within the last three years with the Company or any of its predecessors or affiliates, the number of shares of Common Stock owned by the Selling Stockholder as of the date of this Prospectus, the number of shares of Common Stock which may be offered by the Selling Stockholder pursuant to this Prospectus, and the number of shares of Common Stock and the percentage of the outstanding shares of Common Stock to be owned by the Selling Stockholder upon completion of the offering if all of the Shares held by the Selling Stockholder are sold. Any or all of the Shares listed below may be offered for sale by the Selling Stockholder from time to time.



                                                                                           Percent of
                            Shares  Owned             Shares         Shares  Owned        Common Stock
        Selling              Prior to the            Offered           After the         Owned After the
      Stockholder              Offering               Hereby          Offering(1)          Offering(1)
------------------------    --------------         ------------     ---------------     ------------------
Momentum Operating  Co.       2,500,000             2,500,000           -0-(2)               0.0%(2)

--------------------
(1) Assumes no other disposition or acquisition of Common Stock and all Shares included herein are sold.

(2) Pursuant to the Momentum Agreement, Momentum may be issued an undetermined number of shares of Common Stock in the future. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The Company will not receive any proceeds from the sale of Common Stock owned by the Selling Stockholder. It is anticipated that the Selling Stockholder will offer the Shares in the manner set forth on the cover page of this Prospectus, from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the Shares as principals, in all cases as designated by the Selling Stockholder.

         Such underwriters or broker-dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of the securities offered hereby for whom they may act as agent.

         The net proceeds to the Selling Stockholder from the sale of Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

         At any time a particular offer of Common Stock is made, to the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.

         Pursuant to the terms of a Registration Rights Agreement between the Company and Momentum, the Company has agreed to file a "shelf" registration statement (the "First Registration Statement") pursuant to Rule 415 under the Securities Act covering the sale of 2,500,000 shares of Common Stock issued to Momentum pursuant to the Momentum Agreement, and to use its best efforts to maintain the effectiveness of the First Registration Statement for no less than 270 days from the date of effectiveness of the First Registration Statement. The Registration Statement of which this Prospectus forms a part constitutes the First Registration Statement.

          Pursuant to the Momentum Agreement, the Company issued to Momentum
the Note in the principal amount of $13,000,000.  On                     ,1996,
$8,000,000 in principal amount of the Note will mature and become payable ("Maturity I") and the remaining $5,000,000 in principal amount of the Note will mature and become payable on July 15, 1997 ("Maturity II"); provided, however, that if the amount due at Maturity I is paid in shares of Common Stock, such principal amount will mature and become payable on the earlier of
(i) the expiration of 270 days following the date upon which the Commission declares the Second Registration Statement (as defined below) effective or (ii) November 15, 1997. The Company has the option to pay the amounts due at Maturity I and Maturity II in shares of Common Stock, with the number of shares to be issued to be determined by dividing the amount due at Maturity I or Maturity II, as applicable, by the average market value of the Common Stock during a defined trading period. On or before 30 days subsequent to the expiration of 270 days from the date of effectiveness of the First Registration Statement, Harken has agreed to file a second "shelf" registration statement (the "Second Registration Statement") pursuant to Rule 415 under the Securities Act covering all of the shares of Common Stock issued to Momentum at Maturity I, if any, and to use its best efforts to maintain the effectiveness of the Second Registration Statement for no less than 270 days from the date of effectiveness of the Second Registration Statement. On or before 30 days subsequent to the expiration of 270 days from the date of effectiveness of the Second Registration Statement, Harken has agreed to file a third "shelf" registration statement (the "Third Registration Statement") pursuant to Rule 415 under the Securities Act covering the sale of all of the shares of Common Stock issued to Momentum at Maturity II, if any, and to use its best efforts to maintain the effectiveness of the Third Registration Statement for no less than 270 days from the date of effectiveness of the Third Registration Statement.

         Under the terms of the Registration Rights Agreement, the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $25,000) and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents attributable to the sale of such Common Stock.

         Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholder may be required to make in respect thereof.

         To comply with the securities laws of certain jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.


                                 LEGAL MATTERS

         The validity of the Shares will be passed upon for Harken by Gregory
S. Porter, Esq., Vice President - Legal of Harken.


                                    EXPERTS

         The (i) consolidated financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, (ii) financial statements of the CHAP Venture as of December 31, 1993, included in the Company's Current Report on Form 8-K dated November 4, 1994, as amended by the Company's Current Report on Form 8-K/A filed on January 3, 1995, (iii) the statements of revenues and direct operating expenses of the Yellowhouse Properties for the years ended December 31, 1992, 1993 and 1994, included in the Company's Current Report on Form 8-K dated October 5, 1995, as amended by the Company's Current Report on Form 8-K-A filed on December 1, 1995, and (iv) the statements of revenues and direct operating expenses of the Momentum Properties for the years ended December 31, 1992, 1993, and 1994, included in the Company's Current Report on Form 8-K dated December 21, 1995, each of which are incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of Search for the year ended December 31, 1994, included in the Company's Current Report on Form 8-K dated June 2, 1995, as amended by the Company's Current Report on Form 8-K/A filed on August 3, 1995, which is incorporated by reference herein, have been audited by Hein + Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses to be paid by the Company in connection with the offering described in this Registration Statement are estimated as follows:

         Commission Registration Fee . .           $         1,455.00

         AMEX Listing Fee  . . . . . . .                    17,500.00

         Printing and Engraving Expenses                     2,000.00
         Accounting Fees and Expenses  .                     2,000.00

         Blue Sky Fees and Expenses  . .                     1,000.00

         Miscellaneous . . . . . . . . .                     1,045.00
                                                   -------------------

                       Total . . . . . .                   $25,000.00
                                                   ===================


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

         Article Ten of the Company's Certificate of Incorporation and Article VII of the Company's bylaws provide, in general, that the Company shall indemnify its directors and officers under certain of the circumstances defined in Section 145. The Company has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of the Company's Certificate of Incorporation and bylaws.

ITEM 16.  EXHIBITS.

     4.1     -     Form of certificate representing shares of Harken common
                   stock, par value $.01 per share (filed as Exhibit 1 to
                   Harken's Registration Statement on Form 8-A, File No.
                   0-9207, and incorporated by reference herein).
     4.2     -     Certificate of the Designations, Powers, Preferences and
                   Rights of Series C Cumulative Convertible Preferred Stock,
                   $1.00 par value of Harken Energy Corporation (filed as
                   Exhibit 4.3 to Harken's Annual Report on Form 10-K for
                   fiscal year ended December 31, 1989, File No. 0-9207, and
                   incorporated by reference herein).
     4.3     -     Certificate of the Designations of Series D Preferred Stock,
                   $1.00 par value of Harken Energy Corporation (filed as
                   Exhibit 4.3 to Harken's Quarterly Report on Form 10-Q for
                   the quarterly period ended September 30, 1995, File No.
                   0-9207, and incorporated by reference herein).
    *5.1     -     Opinion of Gregory S. Porter, Esq.
   *23.1     -     Consent of Arthur Andersen LLP.
   *23.2     -     Consent of Hein + Associates LLP.
   *23.3     -     Consent of  Gregory S. Porter, Esq. (included in opinion
                   filed as Exhibit 5.1).
   *24.1     -     Powers of Attorney.
    99.1     -     Registration Rights Agreement, dated as of December 15,
                   1995, by and among Harken Energy Corporation and Momentum
                   Operating Co. (filed as Exhibit 99.2 to Harken's Current
                   Report on Form 8-K dated December 21, 1995, File No. 0-9207, and incorporated by reference herein).
_____________
* Filed herewith.

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on January 16, 1996.

                                        HARKEN ENERGY CORPORATION


                                                          *
                                        ------------------------------------
                                        Mikel D. Faulkner, Chairman of the
                                        Board and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                  Title                                     Date
              *                      Chairman of the Board and  Chief                   January 16, 1996
 -------------------------------     Executive Officer (Principal
 Mikel D. Faulkner                   Executive Officer)





              *                      President and Chief Operating                      January 16, 1996
 -------------------------------     Officer  and Director
 Richard H. Schroeder




              *                      Senior Vice President and Chief                    January 16, 1996
 -------------------------------     Financial Officer (Principal
 Bruce N. Huff                       Accounting Officer and Principal
                                     Financial Officer)



              *                      Director                                           January 16, 1996
 -------------------------------
 Michael M. Ameen, Jr.



              *                      Director                                           January 16, 1996
 -------------------------------
 Michael R. Eisenson

                                     Director
 -------------------------------
 Edwin C. Kettenbrink, Jr.




             *                       Director                                           January 16, 1996
 -------------------------------
 Talat M. Othman



             *                       Director                                           January 16, 1996
 -------------------------------
 Donald W. Raymond




             *                       Director                                           January 16, 1996
 -------------------------------
 Gary B. Wood


*Gregory S. Porter, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company and each officer and director.

/s/ Gregory S. Porter
--------------------------------
Gregory S. Porter,
Attorney-in-Fact

                              INDEX TO EXHIBITS


                                                                   Sequentially
Exhibit No.                            Exhibit                     Numbered Page
-----------   ---------------------------------------------------  -------------

     4.1 Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration Statement on Form 8-A, File No. 0-9207, and incorporated by reference herein).

     4.2 Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible Preferred Stock, $1.00 par value of Harken Energy Corporation (filed as Exhibit 4.3 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

     4.3      Certificate of the Designations of Series D
              Preferred Stock, $1.00 par value of Harken Energy
              Corporation (filed as Exhibit 4.3 to Harken's
              Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).

   *5.1       Opinion of Gregory S. Porter, Esq.

  *23.1       Consent of Arthur Andersen LLP.

  *23.2       Consent of Hein + Associates LLP.

  *23.3 Consent of Gregory S. Porter, Esq. (included in opinion filed as Exhibit 5.1).

  *24.1       Powers of Attorney.

   99.1 Registration Rights Agreement, dated as of December 15, 1995, by and among Harken Energy Corporation and Momentum Operating Co. (filed as Exhibit 99.2 to Harken's Current Report on Form 8-K dated December 21, 1995, File No. 0-9207, and incorporated by reference herein).

_____________
* Filed herewith